UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ADOLOR CORPORATION

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ADOLOR CORPORATION

Notice of Annual Meeting of Stockholders

Dear Stockholder:

The Adolor Annual Meeting of Stockholders will be held on Thursday, May 17, 2007, beginning at 9:00 a.m. local time at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355. Our President and Chief Executive Officer, Michael R. Dougherty, looks forward to bringing you up to date on the progress of the company during the past year.

The purposes of the Annual Meeting are:

(1)	to elect three Class III directors, to hold office until the annual meeting of stockholders in 2010;

(2)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)	to transact any other business that may properly come before the meeting.

We appreciate your ongoing interest and participation in our company. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card. You can also vote in person at the Annual Meeting; however, if your shares are held of record by a broker, bank or other nominee, you will need to first obtain a proxy issued in your name from the record holder. Please review the instructions on the proxy card concerning each of these voting options. Should you receive more than one proxy, please be sure to sign and return each proxy to ensure that all your shares will be voted. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

Martha E. Manning

Secretary

March 29, 2007

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed beginning March 29, 2007, to owners of shares of Adolor Corporation (the “Company”) Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2007 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of our Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

Who can vote? Stockholders as of the close of business on March 19, 2007 are entitled to vote. On that day 46,002,992 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at our principal place of business, 700 Pennsylvania Drive, Exton, Pennsylvania beginning March 31, 2007. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to your account. Each share of Common Stock that you own entitles you to one vote.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are not counted in determining whether the affirmative vote required for the approval of Items 1 and 2 has been cast. Director elections are determined by a plurality of the votes cast. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon.

Who will count the vote? Our Transfer Agent and Registrar, StockTrans, Inc., will tally the vote and certify the results.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. We may engage a professional proxy solicitation firm to assist us with the solicitation of proxies prior to the Annual Meeting. If we do engage such a firm, we do not expect to pay more than $50,000 plus expenses for its services.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors. The Board of Directors held nine meetings in 2006. Each of the incumbent directors attended an aggregate of at least 75% of the Board of Directors and committee meetings on, and during the period in, which the director served.

Board members are expected to make every reasonable effort to attend the Annual Meeting of Stockholders. All directors except for Mr. Nickelson attended the 2006 Annual Meeting of Stockholders held on May 18, 2006.

Communication with the Board of Directors. Stockholders may communicate with the Board of Directors by sending a letter to Adolor Corporation Board of Directors, c/o Office of the General Counsel, 700 Pennsylvania Drive, Exton, Pennsylvania 19341. The Office of the General Counsel will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Adolor Corporation or its business, or is similarly inappropriate. The Office of the General Counsel has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Director Independence. The Board of Directors has determined that the following directors are independent under the listing standards of The Nasdaq Stock Market LLC: Drs. Goddard and Nash and Messrs. Anido, Hager, Nelsen and Nickelson.

Committees of the Board of Directors. The Board of Directors has established three standing committees and the table below shows the current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Governance and Nominating Committee

George V. Hager, Jr. *	Armando Anido	Armando Anido

Claude Nash	Claude Nash *	Paul Goddard

Donald Nickelson	Robert Nelsen	Donald Nickelson *

*	Committee Chairman

Audit Committee — assists the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors. In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. Each member of the Audit Committee is independent under the listing standards of The Nasdaq Stock Market LLC and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met five times during 2006. The Audit Committee has adopted a written charter, a copy of which is available on our Internet website at www.adolor.com. The current members of the Audit Committee are Mr. Hager (Chairman), Mr. Nickelson and Dr. Nash. The Board has determined that Mr. Hager is a financial expert, as described in Rule 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Compensation Committee — reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the directors. In addition, the Compensation Committee reviews and determines compensation arrangements for the Chief Executive Officer and the other executive officers. The Compensation Committee also administers our equity compensation plans. The Compensation Committee has adopted a written charter, a copy of which is available on our Internet website at www.adolor.com.

The Compensation Committee met five times during 2006. The current members of the Compensation Committee are Dr. Nash (Chairman) and Messrs. Anido and Nelsen. Each member of the Compensation Committee is “independent” as defined under the listing standards of The Nasdaq Stock Market LLC. The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. Typically the Compensation Committee’s meeting agenda is established by the Committee Chairman in consultation with the Company’s Vice President, Human Resources. Typically the Company’s Chief Executive Officer, the Vice President, Human Resources and the Company’s compensation consultant attend the Committee meetings. The Committee also generally meets in executive session without management after each regularly scheduled meeting with the compensation consultant joining them for such sessions, as the Committee deems appropriate and necessary.

Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has requested. Depending on the meeting’s agenda, such materials may include: details regarding compensation for each executive, including equity ownership, copies of performance reviews and evaluations of executives who report directly to the Chief Executive Officer (which does not include all of the named executive officers), market data gathered by the Company’s compensation consultant, including, but not limited to, the Radford Biotechnology Executive Compensation Survey, published by Aon Consulting which is a resource of competitive intelligence for vice president-and-above level positions in the biotechnology and pharmaceutical industries, and tally sheets.

As part of its annual review, the Compensation Committee meets during November and December to discuss the Company’s compensation philosophy, to review the composition of the Company’s compensation peer group and to review the report of the compensation consultant. After considering the information provided by the compensation consultant, each individual executive’s contribution to the Company’s achievements and any changes in the role and responsibility of the executive during the year, the Compensation Committee reviews proposed compensation for the executive officers, including base salary, merit increases, bonus and equity awards, with the Board prior to taking final action.

Management plays a significant role in our compensation setting process. Most importantly, management evaluates employee performance, establishes business targets and objectives and recommends salary levels, merit increases, bonus awards and option awards for Company executives other than the Company’s Chief Executive Officer. The Chief Executive Officer recommends to the Compensation Committee the salary levels, merit increases, bonus awards and option awards for the other named executive officers.

The Compensation Committee is permitted to retain, approve fees for and terminate advisors, agents and consultants, as it deems necessary to assist in the fulfillment of its responsibilities. Accordingly, the Compensation Committee engaged Mercer HR Consulting and Aon Consulting to advise the Company regarding executive salaries, director compensation and other compensation issues in 2005 and 2006, respectively. Both of these consultants provided the Compensation Committee with relevant market data and alternatives to consider when making executive compensation decisions and they each report directly to the Compensation Committee. Neither consultant has a consulting relationship with management of the Company.

The Compensation Committee’s charter authorizes the Committee to form and delegate authority, as it deems appropriate, to subcommittees. Our Board of Directors established the Secondary Committee on Options as such a subcommittee of the Compensation Committee. The Secondary Committee on Options is authorized to award stock options to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board of Directors has adopted guidelines which limit the number of options the Secondary Committee can grant to employees by employee grade level. The current members of the Secondary Committee on Options are Mr. Dougherty and Ms. Manning.

Governance and Nominating Committee — identifies, reviews, evaluates and recommends potential candidates to serve as directors of the Company and serves as a focal point for communication between such candidates, our directors who are not members of the Governance and Nominating Committee and our management. As further described on page 32 under the heading “Certain Relationships and Related Transactions,” the Governance and Nominating Committee also considers matters of possible conflicts of interest of Board members and senior executives and reviews and makes recommendations to our Board of Directors with respect to potential related party transactions. The Governance and Nominating Committee held five meetings during 2006.

The Governance and Nominating Committee has adopted a written charter, a copy of which is available on our Internet website at www.adolor.com. The current members of the Governance and Nominating Committee are Mr. Nickelson (Chairman), Mr. Anido and Dr. Goddard. During 2006, Mr. Hager served on the Governance and Nominating Committee until May 18, 2006, at which point Dr. Goddard joined the committee. Each member of the Governance and Nominating Committee is “independent” as defined under the listing standards of The Nasdaq Stock Market LLC.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Governance and Nominating Committee will use to evaluate candidates is set forth on page 11 under the heading “Submission of Stockholder Proposals and Director Nominations.”

Director Compensation. Each director who is not an employee of the Company receives an annual retainer fee for Board and Committee service and fees per Board meeting attended. The Chairman of the Audit Committee also receives an additional $2,500. This compensation is detailed in the table which follows. When Mr. Madden was serving as the Company’s Interim President and Chief Executive Officer he was ineligible for compensation for his service on the Board of Directors. Following his resignation on December 14, 2006 as the Company’s Interim President and Chief Executive Officer he once again became eligible to receive Board compensation. All directors are also reimbursed for the expenses they incur in attending meetings of the Board of Directors or board committees.

In addition, directors of the Company who are not employees of the Company are eligible to receive options to purchase Common Stock awarded automatically under our 2003 Stock-Based Incentive Compensation Plan. In fiscal 2006, all directors who were not employees of the Company were granted stock options to purchase 15,000 shares of our Common Stock on the date of our 2006 annual meeting at a per share exercise price equal to the fair market value of our Common Stock on that date. These stock options will vest on the first anniversary of the grant. In addition, each director who is not an employee of the Company receives an option to purchase 15,000 shares of our Common Stock upon his or her initial election to the Board of Directors at a per share exercise price equal to the fair market value of our Common Stock on that date, and the shares of Common Stock underlying those options vest in three equal annual installments on the anniversary of the grant.

Director Summary Compensation Table

The table below summarized the fees earned by non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Armando Anido	36,000	NA	184,311	—	—	—	220,311
Paul Goddard	30,250	NA	171,455	—	—	—	201,705
George V. Hager, Jr.	37,250	NA	183,569	—	—	—	220,819
Claude Nash	38,000	NA	171,455	—	—	—	209,455
Robert Nelsen	35,500	NA	171,455	—	—	—	206,955
Donald Nickelson	38,000	NA	190,959	—	—	—	228,959
David Madden (3)	—	—	—	—	—	—	—
Michael R. Dougherty (3)	—	—	—	—	—	—	—

(1)	For fiscal year 2006, each non-employee director received an annual retainer of $15,000, per Board meeting fees of $2,000, an annual retainer for each Board committee of $2,500, and for the Chairman of the Audit Committee, an additional fee of $2,500. The Company does not reimburse non-employee directors for telephonic Board meetings which last less than a half hour.

(2)	Amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share-based Payment.” See Note 7 of the consolidated financial statements of the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the stock option to purchase 15,000 shares of our Common Stock which was awarded to each director in May 2006, computed in accordance with SFAS 123R, is $223,500. At fiscal year ended December 31, 2006, the aggregate number of stock options outstanding for each director was as follows: Armando Anido 60,000; Dr. Paul Goddard 92,000; Mr. George V. Hager, Jr. 60,000; Dr. Claude Nash 109,000; Mr. Robert Nelson 84,000; Mr. Donald Nickelson 60,000.

(3)	See Summary Compensation Table for disclosure related to Messrs. David M. Madden and Michael R. Dougherty who served as executive officers of the Company during 2006.

Code of Ethical Conduct. Our Code of Ethical Conduct was adopted in its current form in February 2004. The Code of Ethical Conduct applies to all of our employees and directors.

Our Code of Ethical Conduct is posted on the Company’s Internet website. Our Internet address is www.adolor.com. Any waivers of the application of our Code of Ethical Conduct to directors or executive officers must be made by the independent directors. Any waiver of the Code of Ethical Conduct will be disclosed promptly on our Internet website. Any amendment of the Code of Ethical Conduct also will be disclosed promptly on our Internet website.

Governance Principles. In May 2004, our Board of Directors adopted Corporate Governance Guidelines, that are available on our Internet website at www.adolor.com.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Amended and Restated Certificate of Incorporation and Restated Bylaws provide that our business will be managed by a Board of Directors, with the number of directors to be fixed by the Board of Directors from time to time. Our Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the three Class III directors, Paul Goddard, Ph.D., Claude H. Nash, Ph.D. and Donald Nickelson, expires at our 2007 Annual Meeting. The term of the three Class I directors, Armando Anido, Michael R. Dougherty and George V. Hager, Jr., expires at our 2008 Annual Meeting. The term of the two Class II directors, David M. Madden and Robert T. Nelsen, expires at our 2009 Annual Meeting.

Director candidates were nominated by the Governance and Nominating Committee of the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 11 under the heading “Submission of Stockholder Proposals and Director Nominations.” The Governance and Nominating Committee of our Board of Directors did not receive a recommendation for a director nominee from a stockholder that beneficially owned more than 5% of our Common Stock by November 28, 2006.

At the Annual Meeting, three Class III directors are to be elected. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. Each Class III director will be elected to serve until our 2010 Annual Meeting and until his respective successor has been elected and has qualified. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast and abstentions and broker non-votes will not be counted for the purposes of the election of directors. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for election of the three Class III directors.

Set forth below is information regarding each nominee for director.

Nominees For Director

The Board of Directors recommends a vote FOR each of the listed nominees.

Incumbent Class III Directors

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Paul Goddard, Ph.D.	57	Dr. Goddard joined us as a Director in October 2000 and served as a consultant for us from August 2003 to July 2005. Currently, Dr. Goddard serves as Chairman and Chief Executive Officer of ARYx Therapeutics, a private product-based biopharmaceutical company. In the period between 2000 and 2005, he served as chairman and part-time executive of several companies, including XenoPort, Inc., a private biopharmaceutical company and AP Pharma, Inc., a specialty pharmaceutical company focused on the development and commercialization of innovative medical treatments. From 1998 until 2000, Dr. Goddard served as Chief Executive Officer of Elan Pharmaceuticals, a division of Elan PLC. Dr. Goddard served as Chairman, Chief Executive Officer and a director of Neurex Corporation from 1991 to 1998 when the company was acquired by Elan. Prior to 1991, Dr. Goddard held various senior management positions at SmithKline Beecham, including senior vice president strategic marketing and senior vice president Far East region. Dr. Goddard is on the Board of Directors of AP Pharma and Onyx Pharmaceuticals and he served as a member of the Board of Directors of Molecular Devices until May 11, 2006. Dr. Goddard received a Ph.D. in Atieology and Epidemiology of Colon Cancer from St. Mary’s Hospital, University of London.

Claude H. Nash, Ph.D.	64	Dr. Nash joined us as a Director in January 2000. He is currently President, Chief Executive Officer and Chairman of the Board of Directors of Bloodstone Ventures, plc, a United Kingdom Company, focused on working with universities to start new companies. From 2004 through 2006, he held the position of Vice President Research and Development at the Office of Research and Development at the University of Maryland Biotechnology Institute. He served on the board of directors of ViroPharma Incorporated from that company’s inception in 1994 to 2003, serving as Chairman from 1997 to 2002, and served as Chief Executive Officer and President from 1994 until 2000. From 1983 to 1994, Dr. Nash served as Vice President, Infectious Disease and Tumor Biology at Schering-Plough Research Institute. Dr. Nash currently serves as the Chairman of the Board of Directors of Accera Incorporated, a startup drug discovery company with a proprietary focus on Alzheimer’s Disease. Dr. Nash has a B.S. in Biology and chemistry from Lamar University, an M.S. in Microbiology and a Ph.D. in Microbial Genetics and Biochemistry from Colorado State University.

Donald Nickelson	74	Mr. Nickelson joined us as a Director in September 2003. Mr. Nickelson is Vice Chairman of Harbour Group Industries, Inc., serves as Director and Lead Trustee of the Mainstay Mutual Funds and also serves as Director of First Advantage Corporation. Mr. Nickelson retired as President of PaineWebber Group in 1990, after a distinguished career in the financial industry for over 39 years. Mr. Nickelson has served on numerous public and private boards including Sugen, Inc. and Selectide Corporation. He has also served as Chairman of the Pacific Stock Exchange and as Director of the Chicago Options Exchange.

Incumbent Class I Directors to Continue in Office for Terms Expiring in 2008

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Armando Anido	49	Mr. Anido joined us as a Director in August 2003. Mr. Anido serves as Chief Executive Officer and President of Auxilium Pharmaceuticals, Inc., a specialty biopharmaceutical company traded on Nasdaq focused on developing and marketing products to urologists, endocrinologists, orthopedists and select primary care physicians. Prior to becoming CEO of Auxilium, Mr. Anido held the position of Executive Vice President, Sales and Marketing for MedImmune, Inc. from 1999 to 2006, where he was responsible for worldwide commercialization of their portfolio. He also served on the Executive Committee and Product Development Committee. Prior to MedImmune, from 1995 to 1999, Mr. Anido was with GlaxoWellcome, Inc. where he served as Vice President, Central Nervous System Marketing after joining the company as Director, HIV Marketing. Mr. Anido was employed by Lederle Labs from 1989 to 1995 in various commercial roles, culminating as Vice President, Anti-infectives. Mr. Anido serves on the board of Auxilium Pharmaceuticals, Inc. Mr. Anido received his B.S. in Pharmacy and his M.B.A. in Marketing and Finance from West Virginia University.

Michael R. Dougherty	49	Mr. Dougherty was elected to President and Chief Executive Officer and a member of the Board of Directors on December 14, 2006. Mr. Dougherty served as our Senior Vice President, Chief Operating Officer and Treasurer from October 31, 2005 until December 14, 2006. From April 2003 until October 31, 2005, he was Chief Financial Officer. He joined us as our Senior Vice President of Commercial Operations in November 2002. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company. Previously, Mr. Dougherty served as President and Chief Executive Officer at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly traded biotechnology company, and as Senior Vice President and Chief Financial Officer at Centocor, Inc., a publicly traded biotechnology company. Mr. Dougherty received a B.S. from Villanova University. Mr. Dougherty has served on the Board of Directors of ViroPharma Incorporated since January 2004.

George V. Hager, Jr.	51	Mr. Hager joined us as a Director in July 2003. Mr. Hager serves as Chairman and Chief Executive Officer of Genesis HealthCare, a provider of healthcare and support services to the elderly which was spun off by Genesis Health Ventures, Inc. in 2003. Prior to becoming CEO of Genesis HealthCare, Mr. Hager was Executive Vice President and Chief Financial Officer and was responsible for corporate finance, information services, reimbursement and risk management of Genesis Health Ventures, Inc. He joined Genesis Health Ventures, Inc. in 1992 as Vice President and Chief Financial Officer and was named Senior Vice President and Chief Financial Officer in 1994. Mr. Hager has over 20 years experience in the health care industry including leading KPMG LLP’s health care practice in Philadelphia from 1989 to 1992. He received a Bachelor of Arts in Economics from Dickinson College and a Master of Business Administration degree from Rutgers Graduate School of Management. He is a certified public accountant; member of the Board of Trustees and finance committee of The University of the Sciences in Philadelphia; a member of the Board and strategic planning committee of the National Investment Center; and a member of the Philadelphia Board of Public Governance.

Incumbent Class II Directors to Continue in Office for Terms Expiring in 2009

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
David M. Madden	44	Mr. Madden joined us as a Director in January 2000 and was elected Chairman of the Board in May 2005. Mr. Madden served as our Interim President and Chief Executive Officer from August 8, 2005 to December 14, 2006. Mr. Madden is a Founder and Principal with Narrow River Management, LP, an investment management company with a focus on equity investments in the emerging pharmaceutical industry. Mr. Madden was Co-Chief Executive Officer of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, from October 2000 to 2003, and from 1997 to October 2000, he served as a Managing Member of Pharmaceutical Partners, LLC. From 1992 to 1995, Mr. Madden was President, Chief Executive Officer and a Director of Selectide Corporation, a development stage pharmaceutical company, that was acquired by Marion Merrill Dow in 1995. Mr. Madden was a consultant to Marion Merrill Dow during part of 1995. Mr. Madden serves as member of the board of directors of the Hospital for Special Surgery. Mr. Madden served as a member of the board of directors of Royalty Pharma AG until March 2004. Mr. Madden has a B.S. in Electrical Engineering from Union College and an M.B.A. from Columbia University.

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Robert T. Nelsen	43	Mr. Nelsen has been a Director since our inception in 1994. Since July 1994, he has served as a managing director of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture Fund IV, L.P. From April 1987 to July 1994, Mr. Nelsen was a Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen serves on the board of directors of several privately held companies. He received a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

Stockholders wishing to have a proposal included in the Board of Directors’ 2008 proxy statement must submit the proposal so that the Secretary of the Company receives it no later than November 30, 2007. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary of the Company receives it not less than 120 days prior to the first anniversary of the date of this proxy statement; provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the 2007 Annual Meeting of Stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: Martha E. Manning, Corporate Secretary, Adolor Corporation, 700 Pennsylvania Drive, Exton, PA 19341. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2008, the name of the proposed nominee and the supporting documentation must be received before November 30, 2007.

The Governance and Nominating Committee considers recommendations of potential director candidates from current directors, management, stockholders and other business contacts. The Governance and Nominating Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. In considering any nominee proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the criteria it uses in evaluating all candidates for director. After full consideration, the stockholder proponent will be notified of the decision of the Committee. Director nominees should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Governance and Nominating Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties.

Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the year 2008 annual meeting is February 13, 2008 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at our 2008 Annual Meeting.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP as the independent registered public accounting firm, to audit and report upon our financial statements for 2007. Ratification requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit and report upon our financial statements for fiscal year 2007. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The primary function of the Audit Committee is to assist the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors.

The Audit Committee appoints the independent registered public accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter. The Audit Committee’s charter was last revised in December 2005. A copy of the charter is available on our Internet website at www.adolor.com.

Management is responsible for the Company’s financial reporting process, including the Company’s system of internal control over financial reporting and safeguarding of assets, and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is also responsible for auditing management’s assessment of internal control over financial reporting and expressing an opinion on the design and effectiveness of management’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management periodically during fiscal 2006 to consider the design and effectiveness of the Company’s internal control over financial reporting, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee also discussed with senior management and KPMG LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the 2006 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting policies, the reasonableness of significant judgments and estimates and the clarity of disclosures in the consolidated financial statements.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the design and effectiveness of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to all relevant professional and regulatory standards. In addition, the Audit Committee has, pursuant to the relevant professional and regulatory standards, discussed with, and received the required written disclosures and a confirming letter from KPMG LLP regarding its independence and has discussed with KPMG LLP its independence from Adolor and its management. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accountants to Adolor is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2006 and 2005 and fees billed for other services rendered by KPMG LLP:

	2006	2005
Audit fees	$272,930	$230,000
Audit related fees (1)	108,000	—

Audit and audit related fees	380,930	230,000
Tax fees (2)	15,500	14,750
All other fees	—	—

Total fees	$396,430	$244,750

(1)	Audit related fees consisted of fees for the February 2006 secondary common stock offering of the Company and the June 2006 consent for the Company’s registration statement on Form S-8.

(2)	Tax fees consisted of fees for tax consultation and tax compliance services.

During fiscal years 2006 and 2005, the Company did not engage KPMG LLP to provide any professional services related to financial information systems design and implementation.

It is the practice of the Audit Committee to pre-approve all services rendered to the Company by its independent registered public accounting firm in accordance with applicable legal requirements. All of the services performed by KPMG LLP in 2006 were pre-approved by the Audit Committee.

The Audit Committee has reappointed, subject to stockholder ratification, the firm of KPMG LLP, as the independent registered public accounting firm, to audit and report upon the Company’s financial statements for 2007. In appointing KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

MEMBERS OF THE AUDIT COMMITTEE

George V. Hager, Jr. (Chairman)

Claude Nash, Ph.D

Donald Nickelson

The Board of Directors recommends a vote FOR ratification.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions as of March 19, 2007, are as follows:

Name	Age	Title
Michael R. Dougherty (1)	49	President, Chief Executive Officer and Director
James E. Barrett (2)	64	Senior Vice President, Chief Scientific Officer and President, Research
Martha E. Manning (3)	52	Senior Vice President, General Counsel and Secretary
Thomas P. Hess (4)	43	Vice President, Finance and Chief Financial Officer

(1)	Michael R. Dougherty. Mr. Dougherty was elected as our President and Chief Executive Officer and a member of the Board of Directors on December 14, 2006. Mr. Dougherty served as our Senior Vice President, Chief Operating Officer and Treasurer from October 31, 2005 until December 14, 2006. From April 2003 until October 31, 2005, he was Chief Financial Officer. He joined us as our Senior Vice President of Commercial Operations in November 2002. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company. Previously, Mr. Dougherty served as President and Chief Executive Officer at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly traded biotechnology company, and as Senior Vice President and Chief Financial Officer at Centocor, Inc., a publicly traded biotechnology company. Mr. Dougherty received a B.S. from Villanova University. Mr. Dougherty has served on the Board of Directors of ViroPharma Incorporated since January 2004.

(2)	James E. Barrett, Ph.D. Dr. Barrett joined us as our Chief Scientific Officer and President, Research in August 2004. In February 2005, Dr. Barrett became our Senior Vice President, Chief Scientific Officer and President, Research. From 2003 to June 2004 he was President, Research and Development at Memory Pharmaceuticals, a biopharmaceutical company focused on developing innovative drugs for the treatment of central nervous system disorders, and, from 2002 to 2003, Dr. Barrett was Senior Vice President, Research and Development at Memory Pharmaceuticals. From 1995 to 2002, he was the Vice President, Neuroscience Discovery Research at Wyeth. From 1992 to 1995, Dr. Barrett was the Director, Central Nervous System Division at Lederle Laboratories. Dr. Barrett received a Ph.D in Psychology and Neurobiology from Pennsylvania State University and a B.A. from the University of Maryland.

(3)	Martha E. Manning, Esq. Ms. Manning joined us as our Senior Vice President, General Counsel and Secretary in July 2002. From October 2000 to July 2002, Ms. Manning was Senior Vice President, General Counsel and Secretary of Cell Pathways, Inc., an emerging pharmaceutical company. From 1993 to 1999, Ms. Manning served as General Counsel and Secretary of U.S. Bioscience, Inc., as a Vice President from 1993 to 1996, as a Senior Vice President from 1996 to 1998 and as an Executive Vice President from 1998 to 1999. From 1988 to 1993, Ms. Manning was General Counsel at The Wistar Institute, an independent, non-profit, biomedical research organization. Before joining Wistar, she was with the law firm of Morgan, Lewis & Bockius from 1983 to 1988. She received a J.D. from the University of Pennsylvania School of Law and a B.B.A. from the University of Massachusetts.

(4)	Thomas P. Hess, CPA. Mr. Hess joined us as our Vice President, Finance and Chief Financial Officer on October 31, 2005. From 2003 until joining Adolor Corporation, Mr. Hess was Corporate Controller of Vicuron Pharmaceuticals, Inc, a biopharmaceutical company that was acquired by Pfizer Inc. in 2005. From 2000 until 2003, Mr. Hess was Controller of Innovative Solutions and Support, Inc., a manufacturer of high tech avionics equipment. Prior to joining Innovative Solutions and Support, Inc., Mr. Hess was with KPMG LLP for ten years in various positions, including as a senior manager. Mr. Hess has a Bachelor of Science in accounting from Pennsylvania State University and a Masters of Business Administration in Finance from the University of Pittsburgh.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and certain other executive officers (collectively, the named executive officers (“NEOs”)) for 2006 (as presented in the tables which follow this CD&A).

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee directors, all of whom are independent directors under the listing standards of The Nasdaq Stock Market LLC and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee annually evaluates the performance of, and determines and reviews with the full Board, the compensation of the NEOs.

The Committee operates under a written charter adopted by the Board of Directors of the Company on November 12, 2002 and amended on December 13, 2005. A copy of this charter is available on our Internet website at www.adolor.com.

Executive Compensation Philosophy and Objectives

The Committee’s philosophy with respect to executive compensation is to provide compensation that attracts, retains and motivates executives of outstanding ability and to emphasize variable pay and long-term incentives that align the interests of the Company’s executives with its stockholders. To achieve these objectives, the Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation potential to operational goals, such as achieving progress in the Company’s research and development programs, the development of the Company’s human resources, enhancing stockholder value, managing the operating budget and raising the capital needed for the Company’s operations. The Committee appraises the CEO’s performance and considers performance reviews of the Company’s other NEOs when evaluating compensation. The Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established objectives. The Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team and that their retention and motivation are crucial to building long-term corporate value.

Executive Compensation Consultant

To help it fulfill its responsibilities, the Committee periodically engages third-party executive compensation consultants to gather market data and to conduct reviews of the Company’s executive compensation program. The Company’s Vice President, Human Resources, assists the Committee in the selection of executive compensation consultants. The consultants act as independent advisors to the Committee and they have no other consulting relationships with the Company or its management.

Compensation Consultant Regarding 2006 Compensation

The Committee engaged Mercer HR Consulting, a global human resources consulting firm and executive compensation consultant, to conduct a review of its executive compensation program during 2005. During 2005 and in January 2006, Mercer provided the Committee with relevant market data regarding the Compensation Peer Group (described below), as well as other published surveys regarding compensation at biotechnology and pharmaceutical companies, and alternatives to consider when making executive compensation decisions. The Committee considered this data and these alternatives when setting NEO’s base salaries and reviewing annual incentive program targets for 2006, as well as when determining cash awards pursuant to the annual incentive program and equity awards, which were awarded in January 2006. In addition, in December 2006, Aon Consulting, global human resources consulting firm and executive compensation consultant, reviewed the proposed compensation for the Company’s new CEO.

Setting Executive Compensation

Based on the compensation philosophy and objectives mentioned above, the Committee has structured the Company’s executive compensation program to motivate NEOs to achieve the business objectives developed by management, and approved by the Board of Directors, and reward NEOs for achieving such objectives.

The Committee places a greater weight on variable pay incentives and longer-term compensation than on cash compensation. The Committee believes that by increasing the emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Committee believes that stockholders of the Company share a similar risk profile.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly traded biopharmaceutical companies. Company management recommends a list of companies in the peer group, which is then reviewed by the Committee. The Company’s compensation consultant then gathers data concerning the peer group companies and based on its findings, the Committee then adjusts the peer group composition as it deems appropriate and reasonable. The Committee periodically reviews and updates the Company’s compensation peer group, which consists of companies which are of similar market value and stage of development. The companies which were considered when determining executives’ base salaries and annual incentive program targets for 2006, as well as cash awards pursuant to the annual incentive program and equity awards, which were awarded in January 2006 (collectively, the “Compensation Peer Group”) were:

• Antigenics Inc.	• Dendreon Corp.
• Atherogenics Inc.	• Inspire Pharmaceuticals Inc.
• Biomarin Pharmaceuticals Inc.	• Neurogen Corp.
• Cell Genesys Inc.	• NPS Pharmaceuticals Inc.
• Cell Therapeutics Inc.	• Pain Therapeutics Inc.
• Connetics Corp.	• Progenics Pharmaceuticals, Inc.
• Corixa Corp.	• Regeneron Pharmaceuticals Inc.
• Cubist Pharmaceuticals Inc.	• Tanox Inc.
• CV Therapeutics Inc.	• Telik Inc.
• Cytokinetics Inc.	• Zymogenetics Inc.

At the end of 2005 and in January 2006 when the Committee considered compensation data regarding the Compensation Peer Group, the Company’s market value was approximately twenty percent below the median market values of the Compensation Peer Group, as reported publicly in 2005.

Committee Processes; Role of Executives in Setting Compensation

A complete description of the Committee’s processes and the role of executives in setting compensation can be found earlier in this proxy in the section entitled “Corporate Governance – Committees of the Board of Directors – Compensation Committee.”

2006 Executive Compensation Components

The Company’s executive compensation is composed of three principal components:

•	base salary;

•	annual incentive bonus; and

•	long-term incentives, consisting of equity awards.

The Company has entered into employment contracts with all of the NEOs. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of termination under certain circumstances. The terms of these contracts are described in more detail below (see the section entitled “Potential Payments Upon Termination or a Change in Control”). The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and stockholders in the event of a potential acquisition of the Company.

Base Salaries

The Committee believes that salaries should be reasonable. While the Committee targets base salaries at the 50th percentile of the collected market data, the Committee retains the discretion to set base salaries based on performance, experience and other factors which it considers.

During its review of base salaries for executives the Committee primarily considers:

•

the data provided by our outside consultant, consisting of market data regarding the then-current compensation peer group, the Radford Biotechnology Executive Compensation Survey, from which data for companies with fifty to one hundred employees is considered, and other published surveys regarding compensation at biotechnology and pharmaceutical companies (collectively, the “collected market data”);

•	an internal review of the executives’ compensation, both individually and relative to other officers; and

•	the individual performance of the executive.

The Committee reviews executive salaries at the end of each year, with any increases to base salary being set at a meeting early in January. In January 2006, the merit increases and adjustments for the NEOs ranged from 3% to 5% of their base salaries.

Annual Incentive Program

Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the performance of the Company as well as the individual contribution of the NEO. Accordingly, the Company maintains the Incentive Compensation Plan (the “Annual Plan”) under which NEOs are eligible to receive an annual incentive bonus based on the achievement of Company and individual objectives. Management establishes corporate and individual goals and milestones at the beginning of each year. The Board of Directors reviews and approves the corporate goals, each of which under the Annual Plan for 2006 were weighted in importance, while each NEO other than the CEO sets his or her individual goals with his or her supervisor. In addition, each NEO’s target incentive opportunity under the Annual Plan (each, an “Individual Target”), which is a percent of the NEO’s base salary, is set forth in his or her employment agreement. The CEO’s Individual Target is 50% of his base salary and the Individual Targets for the other NEOs range from 25-30% of their base salaries, except for David Jackson, whose Individual Target is 50% of his base salary, which is payable upon the approval of Entereg®. The Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately be in the best long-term interests of the Company and its stockholders.

At the end of each fiscal year the Committee reviews the Company’s performance in comparison to the previously established corporate goals and the Committee evaluates the corporate performance against each objective as follows:

Description of Performance	Performance Rating
Made some progress, but did not achieve objective	0 to 94%
Achieved objective	95% to 105%
Exceeded objective	106% to 150%
Outstanding achievement	151% to 200%

The corporate performances are then used to calculate a weighted corporate performance rating. In addition, at the end of each fiscal year the Committee calculates an aggregate target bonus pool by utilizing the Individual Targets and the executives’ base salaries, which is then adjusted based on the Company’s weighted corporate performance rating to determine the Company’s actual bonus pool (“Total Actual Pool”) which is available for distribution to the Company’s employees, including each of the NEOs, pursuant to the Annual Plan.

In January 2006, the Board of Directors of the Company set specific corporate objectives for 2006 (the “2006 Objectives”) under the Company’s Annual Plan. The specific corporate objectives included securing certain regulatory approvals and generating sales of product, advancing product candidates through development, building the Company’s product portfolio and other operating targets, which the Company does not publish because doing so would disclose confidential business information. While the Company believed that the 2006 Objectives were achievable, such achievements were substantially uncertain at the time these objectives were set.

Then in January 2007, the Committee evaluated the Company’s achievement of the 2006 Objectives. The Committee also evaluated each NEO’s performance against his or her 2006 Annual Plan objectives to determine the amount of cash bonus each NEO would receive. At that time, annual incentive cash bonuses of 0% to 16% of annual salary were awarded to the NEOs for their performance during 2006.

Long-Term Incentives

The Committee believes that equity-based incentives are an important link between the NEO and stockholder interest. Accordingly, the Committee provides long-term incentives by means of periodic grants of stock options and stock awards under the Company’s equity compensation plans. Historically the Committee has elected to use stock options as the primary long-term equity incentive vehicle. The Committee believes that the annual aggregate value of these awards should be at the 50th and 75th percentile range of the Company’s collected market data. Due to the growth stage of our business, the Committee targets a greater portion of compensation to the Company’s executives through its equity compensation plans than through cash based compensation.

The Committee reviews and approves stock option awards to NEOs based upon a review of the Company’s collected market data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations and the advice of the external compensation consultant. The collected market data was obtained by looking at grants made at other biotechnology companies at similar stages of development, such as the Company’s then current compensation peer group, and the Radford Biotechnology Executive Compensation Survey, from which data for companies with fifty to one hundred employees is considered, and other published surveys regarding compensation at biotechnology companies.

The Company administers the Amended and Restricted 1994 Equity Compensation Plan (the “1994 Plan”) and the 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan”). Stock options granted have exercise prices equal to the fair market value of the underlying common stock, as determined under the stock option plan, typically vest monthly over a four-year period and typically expire ten years from the date of grant. The Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company’s executives with the financial interests of its stockholders. Further, the vesting of stock options monthly over a four-year period serves to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year the stock option grant is made.

Newly hired executives typically receive an initial award of stock options on the first date of employment. Newly promoted executives may receive an award of stock options on the effective date of their promotion.

Annual awards are granted at the Committee’s regularly scheduled January meeting. In January 2006, the Committee awarded the NEOs stock options for an aggregate of 257,500 shares of common stock at an exercise price of $14.71. These stock options expire ten years from the date of grant.

Options are awarded at their fair market value on the date of grant as defined by the stock option plan. On December 13, 2006, the Board of Directors approved amendments to the 1994 Plan and the 2003 Plan to amend the definition of fair market value in each plan so that the closing sale price of the underlying stock on the date of grant is used to determine the exercise price of any option granted under the plans. Prior to those amendments, the closing sale price of the underlying stock for the last day preceding the date of grant was used to determine the exercise price of any option granted under the plans. Each amendment became effective January 1, 2007.

Stock Ownership/Retention Guidelines

The Company does not require its NEOs to maintain a minimum ownership interest in the Company, however the Committee targets a greater portion of compensation to NEOs through stock compensation plans than through cash based compensation.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) Plan. Our 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-

tax basis. The Company may match 50% of an employee’s contributions to the 401(k) Plan up to a maximum contribution for such match equal to 50% of 4% of such employee’s annual salary, up to a maximum salary amount. All contributions made by a participant vest immediately and matching contributions by the Company vest over four years, provided that once the employee has completed four years of service with the Company, all Company contributions are fully vested when made.

The Company’s NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that the Company does not provide pension arrangements, post-retirement health coverage or similar benefits for its executives. Occasionally, certain executives separately negotiate other benefits in addition to the 401(k) Plan benefits described above, such as certain life insurance benefits or reimbursement of living expenses, all of which is noted in the “All Other Compensation” column in the Summary Compensation table shown on page 21.

Compensation of the CEO

Interim President and Chief Executive Officer

On August 8, 2005, David M. Madden, Chairman of the Board of the Company, became the Interim President and Chief Executive Officer of the Company. Mr. Madden was not paid an annual salary and he was no longer eligible for Board compensation, which is only paid to non-employee directors. For his service as Interim President and Chief Executive Officer of the Company, on August 8, 2005, Mr. Madden received options to purchase 300,000 shares of the Company’s Common Stock (the “Initial Options”). The Initial Options vested on the first anniversary of their grant date; provided however that the acceleration of vesting of the Initial Options would occur on the earlier of the following dates: (i) the date that a successor president and chief executive officer was named by the Board; (ii) the date that Mr. Madden’s employment as President and Chief Executive Officer of the Company was terminated by the Board of Directors without Cause (as defined in the letter agreement between the Company and Mr. Madden dated August 1, 2005 the “Letter Agreement”); or (iii) the date that Mr. Madden resigned as President and Chief Executive Officer of the Company with Good Reason (as defined in the Letter Agreement). In the event of a termination resulting from his inability to serve as President and Chief Executive Officer of the Company as a result of death or disability, the Initial Options would vest ratably up to the date of such termination. Under the terms of the Letter Agreement, the Company was obligated to reimburse Mr. Madden’s travel and temporary living expenses (grossed up for tax effect), as well as additional expenses in accordance with the Company’s then current policies governing expense reimbursement for out-of-pocket costs incurred in the performance of Mr. Madden’s duties.

Mr. Madden was asked to continue to serve as Interim President and Chief Executive Officer on August 8, 2006 for a period of up to one additional year. In consideration of his continuing to serve, the Board agreed to grant him, on the 8th day of each month that he served, options to purchase 15,000 shares of the Company’s Common Stock at an exercise price based on the closing price of the Company’s Common Stock on the date immediately preceding such date (the “Additional Options”). The Additional Options vested immediately on their respective grant dates. To the extent permitted, the Additional Options were to be Incentive Stock Options and were to be issued under the Company’s stockholder-approved stock option plans. The Additional Options have a ten-year term from the date of grant, subject to earlier termination pursuant to the terms of the stock option plan under which the Additional Options were granted.

On December 14, 2006, Mr. Madden resigned as the Company’s Interim President and Chief Executive Officer. Mr. Madden continues to serve as the Chairman of the Company’s Board of Directors and, as such, he is once again eligible to receive Board compensation.

President and Chief Executive Officer

Effective December 14, 2006, the Company elected Michael R. Dougherty, the Company’s Senior Vice President and Chief Operating Officer, to President and Chief Executive Officer and to serve on the Board of Directors of the Company.

Effective December 14, 2006, the Committee approved, after discussions with Aon Consulting, an increase in Mr. Dougherty’s annual salary to $400,000, with a target award pursuant to the Annual Plan of 50% of salary. Mr. Dougherty was also granted pursuant to the 2003 Plan (i) options to purchase 400,000 shares of the Company’s Common Stock, which options vest monthly over 48 months, and (ii) 75,000 restricted shares of the Company’s Common Stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction.

Executive Severance Pay Program

In August 2002, we adopted the Adolor Corporation Executive Severance Pay Program (the Severance Pay Program). The Severance Pay Program is intended to provide temporary income replacement and other benefits to certain individuals whose employment with us is terminated. Each of our employees who has a title of Vice President or higher on his or her termination date may be eligible to receive benefits under the Severance Pay Program unless such employee is party to an agreement with the Company which contains provisions concerning severance payments or benefits.

Under the Severance Pay Program, we are required to provide a severance benefit of up to 12 months base salary and medical and dental benefits to eligible employees whose employment is (i) terminated by us or (ii) within six months of a change of control of the Company either terminated by us or terminated with good reason by the employee. An employee will not be eligible for severance benefits under the Severance Pay Program if the committee appointed by the Board of Directors to administer the Severance Pay Program determines that the employee (i) was terminated for cause, (ii) failed to execute a separation agreement or (iii) failed to comply with any applicable agreement not to compete with us. Eligible employees will also be able to receive severance benefits under the Severance Pay Program if they die while receiving benefits under the Severance Pay Program. We reserve the right to amend or terminate the Severance Pay Program at any time.

Tax and Accounting Implications

Deductibility of Certain Compensation

Payments made during 2006 to the Company’s executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code that became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a “public company” for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” The definition of performance-based compensation includes compensation deemed paid on the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. The 1994 Plan and the 2003 Plan are intended to ensure that the exercise of such stock options will qualify as performance-based compensation. Through December 31, 2006, this provision has not affected our tax deductions, and the Committee believes that, at the present time, it is quite unlikely that the compensation paid to any of our employees in a taxable year, which is subject to the deduction limit, will exceed $1,000,000. The Committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code section 162(m) in the future to the extent consistent with the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis, which is required by Item 402(b) of Regulation S-K, with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2006.

MEMBERS OF THE COMPENSATION COMMITTEE

Claude Nash, Ph.D (Chairman)

Armando Anido

Robert Nelsen

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael R. Dougherty, President and Chief Executive Officer (4)	2006	333,797	—	—	618,429	(5)	50,085		—	53,201	(6)	1,055,512
David Madden, Interim President and Chief Executive Officer 1/1/2006 - 12/14/2006 (7)	2006	—	—	—	2,000,584	(5)	—		—	28,937	(8)	2,029,521
Thomas P. Hess, VP Finance and Chief Financial Officer	2006	196,250	—	—	72,004	(5)	19,630		—	3,925	(9)	291,809
James E. Barrett, SVP, Chief Scientific Officer and President, Research	2006	350,981	—	—	317,447	(5)	55,361		—	168,161	(10)	891,950
Martha E. Manning, SVP, General Counsel and Secretary	2006	274,442	—	—	345,745	(5)	41,213		—	5,853	(11)	667,253
David Jackson, SVP and Chief Medical Officer	2006	358,198	—	—	193,875	(5)	—		—	63,981	(12)	616,054
Roger Graham, Jr., SVP, Sales and Marketing (13)	2006	337,158	—	—	305,082	(5)	99,000	(14)	—	454,740	(15)	1,195,980

(1)	In January 2007, the Compensation Committee approved the following salaries for fiscal year 2007: Mr. Hess $204,152; Dr. Barrett $365,560; and Ms. Manning $285,740. Dr. Jackson's salary effective January 19, 2007 through September 30, 2007 is $268,950 and effective October 1, 2007 through June 30, 2008 is $201,713. Mr. Dougherty's salary, $400,000 for 2007, was set in December 2006, when he was elected as President and Chief Executive Officer. These amounts are not reflected in the summary compensation table above.

(2)	In January 2007, the Compensation Committee granted the following deferred stock awards: Mr. Dougherty 6,500; Mr. Hess 3,000; Dr. Barrett 10,000; and Ms. Manning 6,500. These awards are not reflected in the summary compensation table above.

(3)

In addition, in January 2007, the Compensation Committee granted the following option awards: for Mr. Hess, options to purchase 35,000 shares of Common Stock; for Dr. Barrett, options to purchase 150,000 shares of Common Stock; and for Ms. Manning, options to purchase 60,000 shares of Common Stock. Each of these options has an exercise price of $7.54 per share. These options vest over four years at the rate of 1/48th of the shares subject to the option per month and expires ten years after the grant date.

In addition, Mr. Dougherty was awarded 75,000 restricted shares of Common Stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction.

These awards were granted pursuant to the Company’s 2003 Plan. These awards are not reflected in the summary compensation table above.

(4)	Mr. Dougherty became our President and Chief Executive Officer on December 14, 2006. Prior to that Mr. Dougherty served as our Senior Vice President and Chief Operating Officer.

(5)	Amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share-based Payment.” See Note 7 of the consolidated financial statements of the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(6)	Consists of payment for unused vacation of $48,801 and matching 401(k) plan contributions by us of $4,400.

(7)	Mr. Madden served as Interim President and Chief Executive Officer until December 14, 2006. He was not paid an annual salary or cash bonus for such service. Mr. Madden remains Chairman of the Board.

(8)	Consists of reimbursement by us of temporary living expenses of $19,485, and payment by us for reimbursement of certain tax obligations with respect to such reimbursement of $9,452.

(9)	Consists of matching 401(k) plan contributions by us of $3,925.

(10)	Consists of (i) reimbursement by us of relocation expenses of $104,253 and payment by us for reimbursement of certain tax obligations with respect to such relocation reimbursement of $45,989; (ii) payment for unused vacation of $13,519; and (iii) matching 401(k) plan contributions by us of $4,400.

(11)	Consists of payment for unused vacation of $1,453 and matching 401(k) plan contributions by us of $4,400.

(12)	Consists of (i) reimbursement by us of temporary living expenses of $29,663 and payment by us for reimbursement of certain tax obligations with respect to such reimbursement of $17,126; (ii) payment for unused vacation of $6,896; (iii) payment by us of life insurance premiums of $4,096 and payment by us for reimbursement of certain tax obligations with respect to such reimbursement of $1,799; and (iv) matching 401(k) plan contributions by us of $4,400.

(13)	Mr. Graham’s employment with us terminated in December 2006 in connection with the disbanding of our sales force.

(14)	Pursuant to Mr. Graham’s employment agreement, upon the termination of his employment with the Company he was entitled to the amount paid to him pursuant to the Company’s Annual Plan for his performance during the immediately preceding calendar year. This amount is payable to him over the twelve months immediately following the termination of his employment.

(15)	Consists of (i) reimbursement by us of relocation expenses of $47,793 and payment by us for reimbursement of certain tax obligations with respect to such relocation reimbursement of $21,083; (ii) payment for unused vacation of $7,818; (iii) matching 401(k) plan contributions by us of $4,400; (iv) severance payments of $353,134 and accruals of $20,511 for continued medical and dental benefits (which amounts are payable to him over the twelve months immediately following the termination of his employment); and (v) reimbursement by us of outplacement services of $14,000.

GRANTS OF PLAN-BASED AWARDS

The table below sets forth certain information with respect to stock awards and options granted during the fiscal year ended December 31, 2006 to each of our executive officers listed in the Summary Compensation Table above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($) (2)	Stock Awards: Number of Shares of Stock or Units (#)		Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Sh) (3)	Closing Price on Grant Date ($ / Sh)	Full Grant Date Fair Value (4)
Michael R. Dougherty, President and Chief Executive Officer	1/6/2006	1/6/2006	$0	$100,170	—	—		100,000	(5)	$14.71	$14.60	$933,260.00
	12/14/2006	12/13/2006	—	—	—	75,000	(6)			—	8.16	$618,000.00
	12/14/2006	12/13/2006	—	—	—	—		400,000	(5)	8.24	8.16	$2,187,120.00
David Madden, Interim President and Chief	8/8/2006	8/8/2006	—	—	—	—		15,000	(7)	25.31	24.87	$250,500.00
Executive Officer 1/1/2006 - 12/14/2006	9/8/2006	8/8/2006	—	—	—	—		15,000	(7)	13.14	13.18	$129,750.00
	10/8/2006	8/8/2006	—	—	—	—		15,000	(7)	15.04	14.95	$144,900.00
	11/8/2006	8/8/2006	—	—	—	—		15,000	(7)	7.29	7.81	$72,900.00
	12/8/2006	8/8/2006	—	—	—	—		15,000	(7)	8.24	8.49	$81,966.00
Thomas P. Hess, VP Finance and Chief Financial Officer	1/6/2006	1/6/2006	0	49,075	—	—		2,500	(5)	14.71	14.60	$23,331.50
James E. Barrett, SVP, Chief Scientific Officer and President, Research	1/6/2006	1/6/2006	0	105,450	—	—		75,000	(5)	14.71	14.60	$699,945.00
David Jackson, SVP and Chief Medical Officer	1/6/2006	1/6/2006	0	179,300	—	—		—				$—
Martha E. Manning, SVP, General Counsel and Secretary	1/6/2006	1/6/2006	0	84,425	—	—		40,000	(5)	14.71	14.60	$373,304.00
Roger Graham, Jr., SVP, Sales and Marketing	1/6/2006	1/6/2006	0	101,640	—	—		40,000	(8)	14.71	14.60	$373,304.00

(1)	These amounts could have been paid to NEOs in January 2007, pursuant to the Company’s Annual Incentive Program, in recognition of 2006 performance, as further described above under “Annual Incentive Program” in the “Compensation Discussion and Analysis” section. Actual bonuses paid are reported in the Summary Compensation Table.

(2)	While the individual NEOs do not have maximum future payouts pursuant to the non-equity incentive plan, the aggregate maximum future payout is the Total Actual Pool, described above under “Annual Incentive Program” in the “Compensation Discussion and Analysis” section.

(3)	The exercise price of the stock option awards is equal to the prior day’s closing price of the Common Stock as reported by The Nasdaq Stock Market LLC. Stock options were granted under the 2003 Stock-Based Incentive Compensation Plan. Stock options expire ten years from the date of grant.

(4)	See Note 7 of the consolidated financial statements of the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(5)	These stock options vest over four years at the rate of 1/48th of the shares subject to the option per month.

(6)	Consists of 75,000 restricted shares of Common Stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction.

(7)	Each of these stock options vested on the date of grant.

(8)

Mr. Graham has until December 14, 2007, which is one year after the date of his termination, to exercise his options which were vested as of his termination date. These stock options vested as follows: 10,000 on the date of grant; and the remaining 30,000 stock options were to vest over four years at the rate of 1/48th of the shares subject to the option per month, at Mr. Graham’s termination date, 6,874 of these options had vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael R. Dougherty, President and Chief Executive Officer	100,000	—	—	$14.55	11/4/2012	—	—	—	—
	4,895	105	—	13.15	1/9/2013	—	—	—	—
	15,833	4,167	—	18.86	10/27/2013	—	—	—	—
	36,458	13,542	—	20.49	1/6/2014	—	—	—	—
	31,145	33,855	—	9.78	1/6/2015	—	—	—	—
	22,916	77,084	—	14.71	1/6/2016	—	—	—	—
	—	400,000	—	8.24	12/14/2016	75,000	$564,000	—	—
David Madden, Interim President and Chief Executive Officer 1/1/2006 - 12/14/2006	15,000	—	—	8.94	6/16/2015	—	—	—	—
	15,000	—	—	25.31	8/8/2016	—	—	—	—
	15,000	—	—	13.14	9/8/2016	—	—	—	—
	15,000	—	—	15.04	10/8/2016	—	—	—	—
	15,000	—	—	7.29	11/8/2016	—	—	—	—
	15,000	—	—	8.24	12/8/2016	—	—	—	—
Thomas P. Hess, VP Finance and Chief Financial Officer	14,583	35,417	—	10.05	10/31/2015	—	—	—	—
	572	1,928	—	14.71	1/6/2016	—	—	—	—
James E. Barrett, SVP, Chief Scientific Officer and President, Research	58,333	41,667	—	10.65	8/2/2014	—	—	—	—
	11,979	13,021	—	9.78	1/6/2015	—	—	—	—
	17,187	57,813	—	14.71	1/6/2016	—	—	—	—
David Jackson, SVP and Chief Medical Officer	50,000	—	—	21.25	1/29/2011	—	—	—	—
	30,000	—	—	16.25	1/29/2011	—	—	—	—
	20,000	—		14.62	12/4/2011	—	—	—	—
	16,844	—	—	16.73	1/10/2012	—	—	—	—
	20,000	—	—	9.85	4/12/2012	—	—	—	—
	25,000	—	—	13.53	5/14/2012	—	—	—	—
	22,716	484	—	13.15	1/9/2013	—	—	—	—
	15,833	4,167	—	18.86	10/27/2013	—	—	—	—
	36,458	13,542	—	20.49	1/6/2014	—	—	—	—
Martha E. Manning, SVP, General Counsel and Secretary	100,000	—	—	10.10	7/22/2012	—	—	—	—
	9,791	209	—	13.15	1/9/2013	—	—	—	—
	3,958	1,042	—	18.86	10/27/2013	—	—	—	—
	36,458	13,542	—	20.49	1/6/2014	—	—	—	—
	23,958	26,042	—	9.78	1/6/2015	—	—	—	—
	9,166	30,834	—	14.71	1/6/2016	—	—	—	—
Roger Graham, Jr., SVP, Sales and Marketing (2)	49,479	—	—	9.93	12/14/2007	—	—	—	—
	16,874	—	—	14.71	12/14/2007	—	—	—	—

(1)	Market value of stock awards is computed using the close price on December 29, 2006 of $7.52.

(2)	Mr. Graham has until December 14, 2007, which is one year after the date of his termination, to exercise his options which were vested as of his termination date.

OPTION EXERCISES AND STOCK VESTED

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael R. Dougherty, President and Chief Executive Officer	—		—		—	—
David Madden, Interim President and Chief Executive Officer 1/1/2006 - 12/14/2006	554,000	(1)	$7,757,430	(1)	—	—
Thomas P. Hess, VP Finance and Chief Financial Officer	—		—		—	—
James E. Barrett, SVP, Chief Scientific Officer and President, Research	—		—		—	—
Martha E. Manning, SVP, General Counsel and Secretary	—		—		—	—
David Jackson, SVP and Chief Medical Officer	—		—		—	—
Roger Graham, Jr., SVP, Sales and Marketing	—		—		—	—

(1)	On May 5, 2006, Mr. Madden exercised the following stock options: (i) 26,000 shares at a per share exercise price of $13.54, (ii) 13,000 shares at a per share exercise price of $13.90, (iii) 15,000 shares at a per share exercise price of $15.35, (iv) 200,000 shares at a per share exercise price of $9.57, and (v) 300,000 shares at a per share exercise price of $9.04. As of March 19, 2007, he continued to hold all of the shares of common stock which he received upon the exercise of these options.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The table below reflects the amount of compensation to each of the NEOs pursuant to each executive’s employment agreement, or in the absence of such an agreement, the Company’s Executive Severance Pay Program, in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon termination without cause or for good reason and upon termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination w/o Cause or for Good Reason						Change in Control
Name	Current Salary and 2006 Annual Incentive Award ($)		Healthcare Benefits ($)	Outplace-ment Services ($)	Total ($)		Current Salary and 2006 Annual Incentive Award ($)		Healthcare Benefits ($)	Outplace-ment Services ($)	Stock Option Acceleration ($) (1)	Total ($)
Michael R. Dougherty, President and Chief Executive Officer (2)	$447,700		$19,402	$14,000	$481,102		$447,700		$19,402	$14,000	0	$481,102
David Madden, Interim President and Chief Executive Officer 1/1/2006 - 12/14/2006	—		—	—	—		—		—	—	$3,450
Thomas P. Hess, VP Finance and Chief Financial Officer	196,300		0	14,000	210,300		196,300		0	14,000	0	210,300
James E. Barrett, SVP, Chief Scientific Officer and President, Research (2)	402,200		15,399	14,000	431,599		402,200		15,399	14,000	0	431,599
Martha E. Manning, SVP, General Counsel and Secretary (2)	308,150		19,402	14,000	341,552		308,150		19,402	14,000	0	341,552
David Jackson, SVP and Chief Medical Officer	358,600	(3)	19,402	—	378,002	(3)	358,600	(3)	19,402	—	0	378,002	(3)
Roger Graham, Jr., SVP, Sales and Marketing (4)	—		—	—	—		—		—	—	—	—

(1)	The Company’s 1994 Plan and 2003 Plan each contain change in control provisions regarding accelerated vesting of outstanding option grants and stock issuances.

1994 Plan: Upon a change in control of the Company (as defined in the 1994 Plan), all outstanding options under the 1994 Plan shall fully vest. In addition, upon a change in control of the Company, the Compensation Committee or the Board of Directors may, in its sole discretion, (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, or (ii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

2003 Plan: Upon a change in control of the Company (as defined in the 2003 Plan), the Compensation Committee shall fully vest all awards made under the 2003 Plan. In addition, upon a change in control of the Company, the Compensation Committee may, at its discretion (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options, or (iii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

Except as noted above, all stock options have exercise prices above $7.52 per share, as such the stock option acceleration value is zero.

(2)	In addition to the amounts listed in the table, upon a termination or a change of control this officer would also be entitled to (i) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination and (ii) exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination.

(3)	These amounts reflect potential payments to Dr. Jackson as of the last day of fiscal year 2006. In January 2007, the Company and Dr. Jackson amended his employment agreement. Accordingly, Dr. Jackson's annual salary effective January 19, 2007 through September 30, 2007 is $268,950 and effective October 1, 2007 through June 30, 2008 is $201,713. His potential payment upon termination or change of control is equal to his current annual salary at the time of such payment.

(4)	Mr. Graham’s employment with us terminated in December 2006 in connection with the disbanding of our sales force.

Employment Agreements

Mr. Dougherty

In November 2002, we entered into an at will employment agreement with Mr. Dougherty to serve as the Company’s Senior Vice President of Commercial Operations, and in connection with such agreement we granted him options to purchase 100,000 shares of our Common Stock at an exercise price of $14.55 per share. Pursuant to the terms of the employment agreement, Mr. Dougherty was entitled to receive an annual base salary of $277,500, which could be increased (but not decreased) annually by the Board of Directors. To the extent his base salary was increased, such increased base salary will be Mr. Dougherty’s base salary amount for all purposes under his employment agreement. Mr. Dougherty is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time.

In January 2004, we amended Mr. Dougherty’s agreement. Mr. Dougherty’s amended agreement provided that if his employment is terminated at any time (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and his employment is terminated at any time during the 90 days before or the first twelve months following such change in control (x) by him for good reason following 15 days prior written notice to us, or (y) by us without cause he will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) his base salary and (2) the amount paid to him pursuant to the Company’s Annual Plan for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Effective December 14, 2006, the Company elected Mr. Dougherty, who was the Company’s Senior Vice President and Chief Operating Officer, to President and Chief Executive Officer and to serve on the Board of Directors of the Company. In connection therewith, the Compensation Committee of the Board approved an increase in Mr. Dougherty’s annual salary to $400,000 with a target award under the Company’s Annual Plan of 50% of salary. We also entered into a letter agreement and a stock award letter agreement with Mr. Dougherty at that time, pursuant to which he received (i) options to purchase 400,000 shares of the Company’s common stock, which options will vest monthly over 48 months, and (ii) 75,000 restricted shares of the Company’s Common Stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction. With the exception of the change in the title of Mr. Dougherty’s position within the Company and his annual salary, target Annual Plan award and stock grants noted in the two immediately preceding sentences, Mr. Dougherty’s amended employment agreement remains unchanged and in effect.

Mr. Hess

In September 2005, we entered into an at will employment agreement with Mr. Hess to serve as the Company’s Vice President, Finance and Chief Financial Officer. Pursuant to the terms of the employment agreement, Mr. Hess is entitled to receive an annual base salary of $195,000 and his target award under the Company’s Annual Plan is 25% of salary. Mr. Hess is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time. Pursuant to the terms of his employment agreement, Mr. Hess’ award under the Company’s Annual Plan for 2005 performance was to be pro-rated 50% and we granted Mr. Hess a stock option to purchase 50,000 shares of our Common Stock at an exercise price of $10.05 per share on October 31, 2005. Furthermore, Mr. Hess’ agreement provides that he is eligible to participate in the Company’s Severance Pay Program, described above in the “Compensation Discussion and Analysis” section.

Dr. Barrett

In June 2004, we entered into an at will employment agreement with Dr. Barrett. Pursuant to the terms of his employment agreement, we granted Dr. Barrett options to purchase 100,000 shares of our Common Stock at an exercise price of $10.65 per share on the date on which he began working for us in August 2004. Dr. Barrett’s employment agreement provides that Dr. Barrett will serve as our Chief Scientific Officer and President, Research. Pursuant to the terms of the employment agreement, Dr. Barrett is entitled to receive an annual base salary of $328,500. Dr. Barrett is also eligible to participate in our employee benefit programs and is eligible for a target cash award pursuant to the Company’s Annual Plan equal to 30% of his base salary, based upon the achievement of pre-determined and objective performance goals determined by our Board of Directors. We paid Dr. Barrett a sign on bonus of $50,000. Dr. Barrett’s employment agreement provides that if his employment is terminated at any time (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and his employment is terminated at any time during the 90 days before or the first twelve months following such change in control (x) by him for good reason following 15 days prior written notice to us, or (y) by us without cause, he will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) his base salary and (2) the amount paid to him pursuant to the Company’s Annual Plan for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Ms. Manning

In June 2002, we entered into an at will employment agreement with Ms. Manning to serve as the Company’s Senior Vice President, General Counsel and Secretary, and in connection with such agreement we granted her options to purchase 100,000 shares of our Common Stock at an exercise price of $10.10 per share. Pursuant to the terms of the employment agreement, Ms. Manning was entitled to receive an annual base salary of $230,000, which could be increased (but not decreased) annually by the Board of Directors. To the extent her base salary was increased, such increased base salary will be Ms. Manning’s base salary amount for all purposes under her employment agreement. Ms. Manning is also eligible to participate in all benefit programs maintained by us and is eligible for a target cash award pursuant to the Company’s Annual Plan equal to 30% of her base salary, based upon the achievement of pre-determined and objective performance goals determined by our Board of Directors. Ms. Manning’s agreement provides that if her employment is terminated at any time (i) by her for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and her employment is terminated at any time during the 90 days before or the first twelve months following such change in control (x) by her for good reason following 15 days prior written notice to us, or (y) by us without cause she will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) her base salary and (2) the amount paid to her pursuant to the Company’s Annual Plan for her performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which she is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Dr. Jackson

In January 2001, we entered into an at will employment agreement with Dr. Jackson in which we granted him options to purchase 50,000 shares of our Common Stock at an exercise price of $21.25 per share and 30,000 shares of our Common Stock at an exercise price of $16.25 per share. We provide Dr. Jackson with term life insurance equal to $1,000,000. If we terminate Dr. Jackson’s employment without cause, we (or our successor) are obligated to pay Dr. Jackson the equivalent of one year’s annual salary. In addition, the Company has agreed to reimburse certain of Dr. Jackson’s travel and living expenses which we estimate will be approximately $65,000 (after tax gross up) in 2007. Under our incentive compensation plan, our Board of Directors has designated for Dr. Jackson a specific bonus target of 50% of his base salary to be paid pursuant to the Company’s Annual Plan upon approval of Entereg®.

On January 7, 2007, the Company entered into an at will employment agreement with Dr. Jackson, which employment agreement supersedes his employment agreement from 2001. Pursuant to the terms of the employment agreement, Dr. Jackson is entitled to receive an annual base salary of $268,950.00 for a work commitment of thirty (30) hours per week effective January 19, 2007 and an annual base salary of $201,713 for a work commitment of twenty (20) hours per week effective October 1, 2007 through June 30, 2008. The Company will also pay the 2007 annual premium for the $600,000 term life insurance policy currently in effect. During his employment, Dr. Jackson is eligible to continue participating in the Company’s employee benefit programs for which he is eligible and his stock options will continue to vest in accordance with their respective vesting schedules. Dr. Jackson is eligible for an incentive cash bonus during 2007 pursuant to the Company’s Annual Plan upon the approval of a New Drug Application for Entereg® for the management of postoperative ileus by the U.S. Food and Drug Administration equal to 50% of his annual base salary in effect at the time of such approval. If the Company terminates Dr. Jackson’s employment without cause prior to June 30, 2008, he will be entitled to receive a severance payment (payable in bi-weekly installments) equal to his annual base salary in effect at the time of such termination.

Mr. Graham

In April 2005, we entered into an at will employment agreement with Mr. Roger D. Graham, Jr. The employment agreement provided that Mr. Graham would serve as our Senior Vice President, Sales and Marketing. Pursuant to the terms of the employment agreement, Mr. Graham was entitled to receive an annual base salary of $330,000. Mr. Graham was guaranteed a minimum bonus of 30% of his base salary not prorated for 2005. The Company and Mr. Graham agreed that in lieu of $49,000 of this guaranteed bonus, Mr. Graham would receive options to purchase 10,000 shares of Adolor Common stock which was priced at an exercise price of $14.71 per share. These options vested immediately upon grant. Mr. Graham was eligible to participate in our employee benefit programs and was eligible for an annual bonus target of 30% based on performance against individual objectives and the achievement of company milestones. We paid Mr. Graham a sign on bonus of $25,000. On April 18, 2005, we granted Mr. Graham options to purchase 125,000 shares of Adolor Common Stock at an exercise price per share equal to $9.93. These options vest in equal monthly amounts over a four year period beginning on April 18, 2005. Mr. Graham’s employment agreement provided that if his employment was terminated at any time (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and his employment is terminated at any time during the 90 days before or the first twelve months following such change in control (x) by him for good reason following 15 days prior written notice to us, or (y) by us without cause, he will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) his base salary and

(2) the amount paid to him pursuant to the Company’s Annual Plan for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

On December 14, 2006, the employment of Roger D. Graham, Jr., the Company’s Senior Vice President of Sales and Marketing, was terminated in connection with the announced discontinuation of the Company’s sales force.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board of Directors reviews and determines compensation arrangements for our Chief Executive Officer and our other executive officers and administers our equity compensation plans. The Compensation Committee is composed entirely of the following three independent directors: Dr. Nash and Messrs. Anido and Nelsen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 19, 2007, with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

5% Beneficial Owners, Directors, Named Officers (1)	Number of Shares Beneficially Owned	Percent of Shares Outstanding (2)
Westfield Capital Management Company, LLC (3) 1 Financial Center Boston, MA 02111	5,211,550	11.33%
Franklin Resources, Inc. (4) One Franklin Parkway San Mateo, CA 94403-1906	4,788,070	10.41%
Ziff Asset Management, L.P. (5) 283 Greenwich Avenue Greenwich, CT 06830	4,166,300	9.06%
D.E. Shaw & Co., L.P. (6) 120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036	4,122,357	8.96%
Robert T. Nelsen (7) c/o Arch Venture Fund III, L.P. 8725 West Higgins Rd., Suite 290 Chicago, IL 60631	1,290,204	2.80%
David M. Madden (8)(9)	844,000	1.83%
James E. Barrett (8)	120,830	*
Michael R. Dougherty (8) (10)	353,080	*
Roger D. Graham, Jr. (8)	66,353	*
David Jackson (8)	245,037	*
Martha E. Manning (8)	204,538	*
Thomas Hess (8)	22,498	*
Armando Anido (8)	60,000	*
Paul Goddard (8) (11)	117,000	*
George V. Hager, Jr. (8)	60,000	*
Claude H. Nash (8)	109,000	*
Donald Nickelson (8)	70,000	*
All directors and executive officers as a group (13 persons)	3,562,540	7.50%

*	Represents less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders, including, in particular, reports filed on Schedule 13G and Form 4 with the Securities and Exchange Commission.

(2)	Based on 46,002,992 shares of Common Stock outstanding on March 19, 2007. Shares of common stock subject to stock options and warrants currently exercisable, or exercisable within 60 days, are deemed beneficially owned by the person holding such options and warrants. The percent of the outstanding shares of our common stock for any person or group who beneficially owned any shares pursuant to options which are exercisable within 60 days of March 19, 2007, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on March 19, 2007 for such individual.

(3)	Represents shares owned by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital Management Company, LLC (“Westfield Capital”) as investment advisor. Westfield Capital has sole voting power with respect to 3,956,900 shares and sole dispositive power with respect to 5,211,550 shares. Westfield Capital disclaims beneficial ownership of any of these shares.

(4)	Represents shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. (“FRI”). Franklin Advisers, Inc. has sole voting power with respect to 4,638,670 shares and sole dispositive power with respect to 4,688,070 shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders disclaim any economic interest or beneficial ownership in any of these shares.

(5)	Ziff Asset Management, L.P. is the owner of record of these shares. Philip B. Korsant, PBK Holdings, Inc. and ZBI Equities, L.L.C. share voting and dispositive power over these shares with Ziff Asset Management, L.P.

(6)	D.E. Shaw & Co., L.P. (“DES LP”) and David E. Shaw share voting and dispositive power regarding (i) 4,084,316 shares owned in the name of D.E. Shaw Meniscus Portfolios, L.L.C. (“Portfolios LLC”), (ii) 441 shares owned in the name of D.E. Shaw Valence, L.L.C. and (iii) 37,600 shares that Valence LLC has the right to acquire through the exercise of listed call options. Mr. Shaw’s shared voting and dispositive power is by virtue of his position as President and sole shareholder of D.E. Shaw & Co., Inc., which is the general partner of DES LP, which in turn is the investment adviser of Portfolios LLC and the managing member of Valence LLC, and by virtue of his position as the President and sole shareholder of D.E. Shaw & Co. II, Inc., which is the managing member of D.E. Shaw & Co., L.L.C., which in turn is the managing member of Portfolios LLC. Mr. Shaw disclaims beneficial ownership of any of these shares.

(7)	Includes (i) 402,874 shares owned by ARCH Venture Fund II, L.P., (ii) 784,657 shares owned by ARCH Venture Fund III, L.P., (iii) 18,673 shares owned by Mr. Nelsen and (iv) outstanding options to purchase 84,000 shares of Common Stock which are exercisable within 60 days of March 19, 2007. Mr. Nelsen is a managing director of ARCH Venture Partners, LLC, which is the general partner of ARCH Venture Fund III, L.P. Mr. Nelsen is a managing director of ARCH Venture Corporation, which is the general partner of ARCH Venture Partners, L.P., which is the general partner of ARCH Management Partners II, L.P., the general partner of ARCH Venture Fund II, L.P. and ARCH II Parallel Fund. Mr. Nelsen has shared investment control of the shares listed in clauses (i) and (ii) and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Nelsen is the beneficial owner of such shares of Common Stock.

(8)	Common Stock and the percent of class listed as being beneficially owned include outstanding options to purchase Common Stock which are exercisable within 60 days of March 19, 2007, as follows: Mr. Madden, 90,000 shares; Mr. Barrett, 120,830 shares; Mr. Dougherty, 277,080 shares; Mr. Graham, 66,353 shares; Dr. Jackson, 244,209 shares; Ms. Manning, 203,538 shares; Mr. Hess, 22,498 shares; Mr. Anido, 60,000 shares; Dr. Goddard, 92,000 shares; Mr. Hager, 60,000 shares; Dr. Nash, 109,000 shares; and Mr. Nickelson, 60,000 shares.

(9)	Includes 20,000 shares owned by the Madden 2002 Trust.

(10)	Includes 75,000 restricted shares of Common Stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction.

(11)	Includes 25,000 owned by the Goddard Family Trust, Paul Goddard and Jacqueline Goddard Trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No reportable transactions occurred during fiscal 2006.

Policies and Procedures.

The Governance and Nominating Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors regarding potential material transactions with any related party. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in our Governance and Nominating Committee Charter, a copy of which is available on our Internet website at www.adolor.com.

To identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethical Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify a supervisor or our General Counsel.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Adolor in an objective and fair manner.

A copy of our Code of Ethical Conduct is available on our Internet website at www.adolor.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. Based solely on a review of reports filed by us on these individuals’ behalf and written representations from them that no other reports were required, all of the Section 16(a) filing requirements with respect to fiscal year 2006 were made on a timely basis.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Martha E. Manning
Secretary

March 29, 2007

ADOLOR CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of ADOLOR CORPORATION, a Delaware corporation, does hereby constitute and appoint Michael R. Dougherty, Thomas P. Hess and Martha E. Manning, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Adolor Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355, on May 17, 2007 at 9:00 a.m. local time, and at any and all adjournments and postponements thereof, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Please mark your votes as indicated in this example ☒

ITEM 1.	ELECTION OF DIRECTORS

01-Paul Goddard, Ph.D.	FOR	WITHHOLD
02-Claude H. Nash, Ph.D.	all nominees	for all nominees
03-Donald Nickelson	☐	☐

Withhold votes for one or more nominee(s) that I/we have written on the line

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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ITEM 2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR ☐	AGAINST ☐	ABSTAIN ☐

OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s)

Date

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YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1.	VOTE BY INTERNET:

Log on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

2.	VOTE BY TELEPHONE:

After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

1-866-626-4508 on a touch-tone telephone

OR

3.	VOTE BY MAIL:

If you do not wish to vote by telephone or over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

«control»

Do not return your Proxy Card if you are voting by telephone or via the Internet.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Telephone and Internet voting is available through 11:59 p.m., prevailing time at the location of the Annual Meeting, on May 16, 2007. Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.